Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-161897 and 333-156097 on Form S-3 and Registration Statement Nos. 333-20191, 333-51143, 333-46588, 333-81242, and 333-119329 on Form S-8 of our reports relating to the financial statements of Washington Federal, Inc., and the effectiveness of Washington Federal, Inc.'s, internal control over financial reporting dated November 19, 2012, appearing in this Annual Report on Form 10-K of Washington Federal, Inc. for the year ended September 30, 2012 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the presentation of a new statement of comprehensive income for each of the three years in the period ended September 30, 2012, due to the adoption of Accounting Standards Update 2011-05, Comprehensive Income (Topic 220) - Presentation of Comprehensive Income).

/s/ Deloitte & Touche LLP
Seattle, Washington
November 19, 2012